EXHIBIT 21.1

Name of subsidiary	Country of incorporation
JX NIPPON OIL & ENERGY CORPORATION	Japan
Kashima Oil Co., Ltd	Japan
WAKAYAMA PETROLEUM REFINING CO., LTD.	Japan
Kashima Aromatics Co., Ltd.	Japan
JX Nippon ANCI, Inc.	Japan
JX Nippon Oil & Energy Staging Terminal Corporation	Japan
JX Ocean Co., Ltd.	Japan
NIPPON GLOBAL TANKER CO., LTD.	Japan
JX Nippon Oil & Energy USA Inc.	U.S.A
JX Nippon Oil & Energy Asia Pte. Ltd.	Singapore
JX Nippon Oil & Energy (Australia) Pty Limited	Australia
ENEOS FRONTIER COMPANY LIMITED	Japan
ENEOS WING Corporation	Japan
JX Retail Service Corporation	Japan
ENEOS Sun-Energy Corporation	Japan
J-Quest Co., Ltd	Japan
ENEOS GLOBE CO.LTD	Japan
Japan Gas Energy Corporation	Japan
Nippon Oil Finance (Netherlands) B.V.	Netherlands
JX Nippon Oil & Energy Trading Corporation	Japan
JX Nippon Oil & Gas Exploration Corporation	Japan
Japan Vietnam Petroleum Co., Ltd.	Japan
JX Nippon Oil & Gas Exploration (Malaysia), Ltd.	Japan
JX Nippon Oil & Gas Exploration (Sarawak), Ltd.	Japan
Nippon Exploration (Berau), Limited	Japan
Nippon Oil Exploration (Myanmar), Ltd.	Japan
JX Nippon Exploration and Production (U.K.) Limited	U.K
Mocal Energy Limited	Canada
Merlin Petroleum Company	U.S.A.
JX NIPPON MINING & METALS CORPORATION	Japan
JX Metals Trading Co., Ltd.	Japan
Pan Pacific Copper Co., Ltd.	Japan
Hibi Kyodo Smelting Co., Ltd.	Japan
SCM Minera Lumina Copper Chile	Chile
JX Nippon Mining & Metals Philippines, Inc.	Philippines
Nippon Mining & Metals (Suzhou) Co., Ltd.	China
JX Metals Precision Technology Co., Ltd.	Japan
JX Nippon Mining & Metals USA, Inc.	U.S.A.
Nikko Metals Taiwan Co., Ltd.	Taiwan
JX NIPPON ENVIRONMENTAL SERVICES CO., LTD.	Japan
Nippon Marine Co., Ltd.	Japan
Toho Titanium Co., Ltd.	Japan
NIPPO CORPORATION	Japan
DAINIHON DOBOKU CO., LTD.	Japan
JX Engineering Corp.	Japan
JX Nippon Real Estate Corporation	Japan
JX Nippon Procurement Corporation	Japan
JX Nippon Finance Corporation	Japan
JX Nippon Business Services Corporation	Japan
JX Nippon Research Institute, Ltd.	Japan